EXHIBIT 3.1

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

SOUTHERN TRUST SECURITIES HOLDING CORP.

       Pursuant to Section 607.1007 of the Florida Business Corporation Act, the undersigned, being the Chief Executive Officer of SOUTHERN TRUST SECURITIES HOLDING CORP. (hereinafter the "Corporation"), a Florida corporation, does hereby certify:

         FIRST: The Articles of Incorporation of the Corporation were originally filed with the Secretary of State of Florida on January 14, 1998, Document No. P98000004194.

         SECOND: These Amended and Restated Articles of Incorporation, which supersede the original Articles of Incorporation and all amendments to them, were adopted by all of the Directors of the Corporation and a majority of its shareholders on April 20, 2007. To effect the foregoing, the text of the Articles of Incorporation is hereby restated and amended as herein set forth in full:

ARTICLE I -- NAME

The name of the Corporation is: Southern Trust Securities Holding Corp.

ARTICLE II -- NATURE OF BUSINESS

This Corporation may engage or transact in any and all lawful activities or business permitted under the laws of the United States, the State of Florida or any other state, country, territory or nation.

ARTICLE III -- CAPITAL STOCK

The maximum number of shares of stock that this Corporation is authorized to have outstanding at any one time is 110,000,000 to include 100,000,000 shares of common stock, no par value per share (the “Common Stock”) and 10,000,000 shares of preferred stock having no par value per share. The Board of Directors may determine, in whole or part, the preferences, limitations, and relative rights (within the limits set forth in section 607.0601 of the Florida Business Corporation Act) of: (a) any class of shares before the issuance of any shares of that class, or (b) one or more series within a class before the issuance of any shares of that series.  Each series of a class shall be given a distinguishing designation All shares of a series shall have preferences, limitations, and relative rights identical with those of other shares of the same series and, except to the extent otherwise provided in the description of the series, of those of other series of the same class.

Series A Preferred Stock

1. Designation. The distinctive designation of the series of Preferred Stock established hereby shall be the “Series A 8% Convertible Preferred Stock” (the “Series A Preferred Stock”).

2. Number of Shares. The total number of shares of Series A Preferred Stock shall be 313,000 shares, no par value per share. The number of shares of Series A Preferred Stock may from time to time be decreased (but not below the number then outstanding) by the Board of Directors, but may not be increased.

3. Dividends. The Series A Preferred Stock provides for non-cumulative dividends at the rate of 8% per year, payable quarterly, in cash or shares of the Corporation’s Common Stock at the Corporation’s election. In the event the Corporation elects to pay such dividends in shares of the Corporation’s Common Stock, the number of shares to be issued shall be based on the average of the closing prices of the Corporation’s Common Stock, as reported on the Nasdaq Over the Counter Bulletin Board (or such other market on which the Corporation’s Common Stock in then traded) for the 10 consecutive trading days preceding the record date for each such dividend, with such record date being the 14th day preceding the end of each calendar quarter.  Prior to the Common Stock trading, management will determine the price.

4. Conversion. Each share of Series A Preferred Stock shall be convertible into shares of the Corporation’s Common Stock at the Corporation’s election any time after six (6) months from date of issuance of the Series A Preferred Stock and prior to notice of redemption at the option of the holder, subject to adjustment for customary anti-dilution events (Conversion Rate). The rate shall be at 1.58 shares of common stock per each Series A Preferred Share.  Subject to certain restrictions, the Series A Preferred Stock shall automatically convert into shares of the Corporation’s Common Stock upon any of the following events: (i) the sale by the Corporation of all or substantially all of its assets; (ii) the consummation of a merger or a consolidation in which the Corporation is not the survivor, other than the merger of the Corporation and Southern Trust Securities Holding Corp.; or (iii) the sale or exchange of all or substantially all of the outstanding shares of the Corporation’s Common Stock.

5. Liquidation Preference. In the event of the liquidation, dissolution or winding up of the Corporation, the holders of Series A Preferred Stock shall have a liquidation preference over holders of common stock.

6. Redemption. The Series A Preferred Stock shall be redeemable, at the option of the Corporation, for cash in the amount of $22.00 per share of Series A Preferred Stock or for shares of the Corporation’s Common Stock in accordance with the Conversion Rate, in the event the closing sale price of the Corporation’s Common Stock, as reported on the Nasdaq Over the Counter Bulletin Board (or such other market on which the Corporation’s Common Stock is then traded), is greater than or equal to $20.00 for any consecutive 5 trading days. In addition, the Series A Preferred Stock shall be redeemable, at the option of the holder, at any time for shares of the Corporation’s Common Stock in accordance with the Conversion Rate. At any time after August 1, 2008, at the option of the holder, the Series A Preferred Stock shall be redeemable for cash in the amount of $22.00 per share of Series A Preferred Stock or for shares of the Corporation’s Common Stock in accordance with the Conversion Rate. After such date, if redemption is for cash, shares will be redeemed at the rate of 1/10 of such aggregate shares per quarterly period for any 10 consecutive quarters commencing after August 1, 2008. Any redemption by either the Corporation or the holder shall be subject to 15 days written notice.

7. Voting Rights. Holders of the Series A Preferred Stock shall not have any voting rights.

8. Savings Clause. The Series A Preferred Stock was originally issued by a predecessor-in-interest of the Corporation and such shares were exchanged into shares of preferred stock of the Corporation when such predecessor-in-interest merged with and into the Corporation, which then changed its name to “Southern Trust Securities Holding Corp.”  To the extent that the Articles of Incorporation of the predecessor-in-interest, or those of the Corporation prior to the filing of these Amended and Restated Articles of Incorporation, failed to adequately provide for or address the Corporation’s issuance of the Series A Preferred Stock, these Articles hereby authorize any such prior issuances of Series A Preferred Stock effective as of March 1, 2005, and authorize the exchange of such shares for shares of Series A Preferred Stock of this Corporation effective as of March 30, 2006 and any and all issued and outstanding shares of Series A Preferred Stock shall be treated as validly issued and outstanding shares of Series A Preferred Stock of this Corporation, or its predecessor-in-interest effective commencing as of such dates.

9. Severability of Provisions. If any preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the shares of Series A Preferred Stock set forth in these Articles are invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other preferences or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications or terms or conditions of redemption of the shares of Series A Preferred Stock set forth in these Articles that can be given effect without giving effect to the invalid, unlawful or unenforceable provision shall, nevertheless, remain in full force and effect and no preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the shares of Series A Preferred Stock herein set forth shall be deemed dependent upon any other provision hereof unless so expressed herein.

ARTICLE IV  -- REGISTERED OFFICE AND REGISTERED AGENT

The street address of the Corporation's registered office is: 145 Almeria St., Coral Gables, Florida 33134.  The name of the Corporation's registered agent at that office is: Robert Escobio.

ARTICLE V -- TERM OF EXISTENCE

The Corporation is to exist perpetually.

ARTICLE VI  -- PRINCIPAL OFFICE

The address for the principal office of the Corporation is: 145 Almeria St., Coral Gables, Florida 33134.

ARTICLE VII  --INDEMNIFICATION

The Corporation shall indemnify any present or former officer or director, or person exercising powers and duties of an officer or a director, to the fullest extent now or hereafter permitted by law.

THIRD: The foregoing amendments were adopted by all of the Directors and the majority of holders of the common stock of the Corporation pursuant to sections 607.0821 and 607.0704 of the Florida Business Corporation Act on April 20, 2007. Therefore, the number of votes cast for the amendments to the Corporation's Articles of Incorporation, as amended, was sufficient for approval.

[Signature page to follow.]

IN WITNESS WHEREOF, the undersigned has executed these Amended and Restated Articles of Incorporation this 20th day of April, 2007.

SOUTHERN TRUST SECURITIES HOLDING CORP.

By: /s/ Robert Escobio
Robert Escobio
Chief Executive Officer

ACCEPTANCE OF REGISTERED AGENT DESIGNATED

IN AMENDED AND RESTATED ARTICLES OF INCORPORATION

I, Robert Escobio, an individual having a business office at the registered agent address set forth above, and having been designated as the registered agent for the corporation in the foregoing Amended and Restated Articles of Incorporation, is familiar with and accepts the obligations of the position of registered agent in Section 607.0505 of the Florida Statutes.

April 30, 2007	By: /s/ Robert Escobio
Robert Escobio